EXHIBIT 21

SUBSIDIARIES OF INFRASTRUCTURE DEVELOPMENTS CORP.

Infrastructure Developments, Corp.

Intelspec International, Inc.

Power Track Projects, FZE 100% owned	Intelspec International LLC 100% owned	Intelspec LLC 100% owned